Exhibit 99.1

OneSpaWorld Reports Second Quarter Fiscal 2025 Results

Total Revenues of $240.7 Million, Net Income of $19.9 Million and Adjusted EBITDA of $30.5 Million

Reaffirms Fiscal 2025 Annual Total Revenues Guidance and Increases Annual Adjusted EBITDA Guidance

Introduces Third Quarter 2025 Guidance of $255-$260 Million in Total Revenues and $33-$35 Million in Adjusted EBITDA

Board Declares Quarterly Dividend of $0.04 Per Share

Nassau, Bahamas, July 30, 2025 - OneSpaWorld Holdings Limited (NASDAQ: OSW) (“OneSpaWorld,” or the “Company”), the pre-eminent global provider of health and wellness services and products on-board cruise ships and in destination resorts around the world, today announced its financial results for its second quarter and first six months of fiscal 2025 ended June 30, 2025.

Leonard Fluxman, Executive Chairman and Chief Executive Officer, commented: “I am very pleased to report second quarter results exceeding our guidance as our outstanding team continued to leverage our powerful global operating platform and our strategic investments to drive innovation, productivity and profitability across our operations. We also continued to solidify our market leadership during the quarter, renewing our partnership with Windstar Cruises and initiating our operations aboard the newly launched Oceania Allura.”

Mr. Fluxman noted further, “Our positive momentum has continued in the third quarter and we remain on track to operate aboard nine new ship builds commencing voyages this year. And I am particularly excited by our developing initiatives employing emerging AI technologies to enhance our unique global positioning toward delivering increasingly exceptional experiences for our guests, service to our partners, and results for our stakeholders and shareholders in fiscal 2025 and beyond.”

Stephen Lazarus, President, Chief Financial Officer and Chief Operating Officer, added, “Our strong performance across our financial and operating metrics during the quarter produced increases in Total revenues of 7% and Adjusted EBITDA of 13%. In addition, our capital efficient, asset-light business model continued to generate predictably strong free cash flow, fueling our return of $4.1 million to our shareholders through our quarterly dividend. We ended the quarter with a strong balance sheet and $86 million of total liquidity. Share repurchase availability under the 2025 Share Repurchase Program at June 30, 2025 remains $75 million.”

Mr. Lazarus concluded, “We expect to report fiscal 2025 Total revenues within our guidance range, reflecting high-single digit growth and we have increased our Adjusted EBITDA guidance to reflect mid-teens growth at the mid-point of our range as we benefit from the impact of our strategies to enhance our profitability as we grow.”

Second Quarter 2025 Highlights:

•	Total revenues increased 7% to a record $240.7 million compared to $224.9 million in the second quarter of 2024.
•	Income from operations increased 17% to a record $22.1 million compared to $18.8 million in the second quarter of 2024.
•	Net income increased 27% to $19.9 million compared to $15.8 million in the second quarter of 2024.
•	Adjusted EBITDA increased 13% to a record $30.5 million compared to $27.1 million in the second quarter of 2024.

Operating Network Update:

•

Cruise Ship Count: The Company ended the second quarter operating health and wellness centers on 200 ships with an average ship count of 191 ships for the quarter, compared with 197 ships and an average ship count of 188 ships for the second quarter of 2024.

•

Destination Resort Count: The Company ended the second quarter operating 51 destination resort health and wellness centers with an average resort count of 50 for the quarter, compared with 52 destination resort health and wellness centers and an average resort count of 52 for the second quarter of 2024.

•	Staff Count: The Company ended the second quarter with 4,365 cruise ship personnel on vessels compared with 4,300 cruise ship personnel on vessels at the end of the second quarter of 2024.

Liquidity Update:

•	Cash at June 30, 2025 totaled $36.2 million. Liquidity, including the Company’s fully undrawn $50 million credit facility, totaled $86.2 million at June 30, 2025.

The Company’s results are reported in this press release on a GAAP basis and on an as adjusted non-GAAP basis. A reconciliation of GAAP to non-GAAP financial information is provided at the end of this press release. This press release also refers to Adjusted EBITDA and Adjusted Net Income (non-GAAP financial measures), the definitions and reconciliations to their nearest GAAP equivalents for which are presented below.

Second Quarter Ended June 30, 2025 Compared to June 30, 2024

•
Total revenues increased 7% to $240.7 million compared to $224.9 million for the second quarter of 2024. The increases in Service revenues and Product revenues were driven by a 4% increase in average guest spend, which positively impacted revenues by $8.5 million, 1% increase in revenue days, which impacted revenues by $4.5 million, and fleet expansion, which contributed $3.5 million. Contributing to the increased volume and spend was $2.7 million in increased pre-booked revenues at health and wellness centers included in our ship count as of June 30, 2025. This was offset by a $0.9 million decrease in our land-based spa business, partially due to the closure of hotels where we had previously operated.
•
Cost of services increased $10.4 million, attributable to the $12.5 million increase in Service revenues compared to the second quarter of 2024.
•
Cost of products increased $2.8 million, attributable to the $3.3 million increase in Product revenues compared to the second quarter of 2024.
•
Salaries, benefits and payroll taxes were $8.8 million, compared to $9.2 million in the second quarter of 2024. The decrease was due primarily to lower than prior year incentive-based compensation expense of approximately $0.7 million.
•
Net income was $19.9 million, or Net income per diluted share of $0.19, as compared to Net income of $15.8 million, or Net income per diluted share of $0.15, for the second quarter of 2024. The increase was attributable primarily to a $3.3 million increase in Income from operations and a benefit from a $0.8 million decrease in Interest expense, net. The $0.8 million decrease in Interest expense, net, was attributable primarily to lower debt balances and lower effective interest rates.
•
Adjusted net income was $25.8 million, or Adjusted net income per diluted share of $0.25, compared to Adjusted net income of $21.7 million, or Adjusted net income per diluted share of $0.20, for the second quarter of 2024.
•
Adjusted EBITDA was $30.5 million, compared to Adjusted EBITDA of $27.1 million in the second quarter of 2024.

Year-to-date June 30, 2025 Compared to June 30, 2024

•
Total revenues increased 6% to $460.4 million compared to $436.1 million for the six months ended June 30, 2024. The increases in Service revenues and Product revenues were driven by a 3% increase in average guest spend, which positively impacted revenues by $13.2 million, 2% increase in revenue days, which impacted revenues by $9.6 million, and fleet expansion, which contributed $3.8 million. Contributing to the increased volume and spend was $5.0 million in increased pre-booked revenues at health and wellness centers included in our ship count as of June 30, 2025. This was offset by a $2.4 million decrease in our land-based spa business, partially due to the closure of hotels where we had previously operated.
•
Cost of services increased $14.6 million, attributable to the $18.8 million increase in Service revenues compared to the six months ended June 30, 2024.
•
Cost of products increased $4.6 million, attributable to the $5.4 million increase in Product revenues compared to the six months ended June 30, 2024.
•
Salaries, benefits and payroll taxes were $19.8 million, compared to $17.7 million in the six months ended June 30, 2024. The increase was attributable primarily to expenses associated with the termination of employment of the Company’s former Chief Commercial Officer in the first quarter of 2025, including $1.1 million of severance expense and $1.4 million of expense related to vesting treatment with respect to restricted stock units and performance stock units.
•
Net income was $35.2 million, or Net income per diluted share of $0.34, compared to Net income of $36.9 million, or Net income per diluted share of $0.35, for the six months ended June 30, 2024. The change was attributable primarily to a $7.7 million benefit resulting from the change in the fair value of warrant liabilities in the six months ended June 30, 2024. The six months ended June 30, 2025 benefited from a $3.1 million increase in Income from operations and a $2.6 million decrease in Interest expense, net. The change in fair value of warrant liabilities was the result of the remeasurement to fair value of the warrants exercised during the six months ended June 30, 2024, reflecting changes in market prices of our common shares and other observable inputs deriving the value of these financial instruments. The $2.6 million decrease in Interest expense, net, was attributable primarily to lower debt balances and lower effective interest rates.
•
Adjusted net income was $48.4 million, or Adjusted net income per diluted share of $0.46, as compared to Adjusted net income of $41.0 million, or Adjusted net income per diluted share of $0.39, for the six months ended June 30, 2024.
•
Adjusted EBITDA was $57.1 million, compared to Adjusted EBITDA of $52.4 million in the six months ended June 30, 2024.

Balance Sheet Highlights

•
Cash at June 30, 2025 was $36.2 million compared to $58.6 million at December 31, 2024. The reduction in cash balance was attributable primarily to use of cash to fund common share repurchases of $37.9 million during the first quarter.
•
Total debt, net of deferred financing costs, was $96.2 million at June 30, 2025 after giving effect to repayment of $1.3 million in debt during the second quarter.

Dividend Announcement

The Company announced today that the Board of Directors approved a quarterly dividend payment of $0.04 per common share payable on September 3, 2025 to shareholders of record as of the close of business on August 20, 2025.

Q3 2025 and Fiscal Year 2025 Guidance

	Three Months Ended September 30, 2025	Year Ended December 31, 2025
Total revenues	$255-260 million	$950-970 million
Adjusted EBITDA	$33-35 million	$117-127 million

Conference Call Details

A conference call to discuss the second quarter 2025 financial results is scheduled for Wednesday, July 30, 2025, at 10:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 1-877-283-8977 (international callers please dial 1-412-542-4171) and provide the passcode 10201395 approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at https://onespaworld.com/investor-relations. A replay of the call will be available by dialing 844-512-2921 (international callers please dial 412-317-6671) and entering the passcode 10190591. The conference call replay will be available from 2:00 p.m. Eastern Time on Wednesday, July 30, 2025 until 11:59 p.m. Eastern Time on Wednesday, August 6, 2025. The Webcast replay will remain available for 90 days.

About OneSpaWorld

Headquartered in Nassau, Bahamas, OneSpaWorld is one of the largest health and wellness services companies in the world. OneSpaWorld’s distinguished health and wellness centers offer guests a comprehensive suite of premium health, wellness, fitness and beauty services, treatments, and products, currently onboard 202 cruise ships and at 51 destination resorts around the world. OneSpaWorld holds the leading market position within the cruise industry segment of the international leisure market, which it has earned over six decades upon its exceptional service; expansive global recruitment, training and logistics platforms; irreplicable operating infrastructure; powerful team; and product innovation, delivering tens of millions of extraordinary guest experiences and outstanding service to its cruise line and destination resort partners.

On March 19, 2019, OneSpaWorld completed a series of mergers pursuant to which OSW Predecessor, comprised of direct and indirect subsidiaries of Steiner Leisure Ltd., and Haymaker Acquisition Corp. (“Haymaker”), a special purpose acquisition company, each became indirect wholly owned subsidiaries of OneSpaWorld (the “Business Combination”). Haymaker is the acquirer and OSW Predecessor the predecessor, whose historical results have become the historical results of OneSpaWorld.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities

Litigation Reform Act of 1995. The expectations, estimates, and projections of the Company may differ from its actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” or the negative or other variations thereof and similar expressions are intended to identify such forward looking statements. These forward-looking statements include, without limitation, expectations with respect to future performance of the Company, including projected financial information (which is not audited or reviewed by the Company’s auditors), and the future plans, operations and opportunities for the Company and other statements that are not historical facts. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Factors that may cause such differences include, but are not limited to: the impact of outbreaks of illnesses on our business, operations, results of operations and financial condition, including liquidity for the foreseeable future; the demand for the Company’s services together with the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors or changes in the business environment in which the Company operates; changes in consumer preferences or the market for the Company’s services; changes in applicable laws or regulations; the availability or competition for opportunities for expansion of the Company’s business; difficulties of managing growth profitably; the loss of one or more members of the Company’s management team; loss of a major customer and other risks and uncertainties included from time to time in the Company’s reports (including all amendments to those reports) filed with the SEC. The Company cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

Non-GAAP Financial Measures

We refer to certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”). Please see “Note Regarding Non-GAAP Financial Information” and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures.

ONESPAWORLD HOLDINGS LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except per share data)

	Three Months Ended June 30,				Six Months Ended June 30,
			$	%			$	%
	2025	2024	Inc/(Dec)	Inc/(Dec)	2025	2024	Inc/(Dec)	Inc/(Dec)
REVENUES:
Service revenues	$193,358	$180,846	$12,512	7%	$371,877	$353,055	$18,822	5%
Product revenues	47,368	44,045	3,323	8%	88,479	83,062	5,417	7%
Total revenues	240,726	224,891	15,835	7%	460,356	436,117	24,239	6%
COST OF REVENUES AND OPERATING EXPENSES:
Cost of services	161,250	150,801	10,449	7%	309,404	294,826	14,578	5%
Cost of products	39,984	37,138	2,846	8%	75,281	70,668	4,613	7%
Administrative	4,410	4,740	(330)	(7)%	8,623	8,797	(174)	(2)%
Salaries, benefits and payroll taxes	8,821	9,230	(409)	(4)%	19,816	17,723	2,093	12%
Amortization of intangible assets	4,134	4,143	(9)	(0)%	8,268	8,287	(19)	(0)%
Total cost of revenues and operating expenses	218,599	206,052	12,547	6%	421,392	400,301	21,091	5%
Income from operations	22,127	18,839	3,288	17%	38,964	35,816	3,148	9%
OTHER (EXPENSE), INCOME, NET:
Interest expense, net	(1,395)	(2,221)	826	37%	(2,542)	(5,176)	2,634	51%
Change in fair value of warrant liabilities	—	(46)	46	100%	—	7,677	(7,677)	(100)%
Total other (expense) income, net	(1,395)	(2,267)	872	38%	(2,542)	2,501	(5,043)	(202)%
Income before income tax expense	20,732	16,572	4,160	25%	36,422	38,317	(1,895)	(5)%
INCOME TAX EXPENSE	792	813	(21)	(3)%	1,211	1,392	(181)	(13)%
Net income	$19,940	$15,759	$4,181	27%	$35,211	$36,925	$(1,714)	(5)%
Net income per share:
Basic	$0.19	$0.15			$0.34	$0.36
Diluted	$0.19	$0.15			$0.34	$0.35
Weighted average shares outstanding:
Basic	103,211	105,123			103,903	103,292
Diluted	103,620	105,767			104,345	104,346

	Forecasted
	Q3 2025	FY 2025
Period End Ship Count	205	207
Average Ship Count (1)	198	195
Period End Resort Count	50	50
Average Resort Count (2)	51	50

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Selected Statistics
Period End Ship Count	200	197	200	197
Average Ship Count (1)	191	188	192	188
Average Weekly Revenue Per Ship	$92,936	$88,034	$88,560	$84,859
Average Revenue Per Shipboard Staff Per Day	$608	$586	$585	$567
Revenue Days (2)	17,426	17,074	34,827	34,150
Period End Resort Count	51	52	51	52
Average Resort Count (3)	50	52	50	52
Average Weekly Revenue Per Resort	$13,019	$14,028	$14,116	$15,405
Capital Expenditures (in thousands)	$2,729	$1,116	$4,426	$2,322

(1) Average Ship Count reflects the fact that during the period ships were in and out of service and is calculated by adding the total number of days that each of the ships generated revenue during the period, divided by the number of calendar days during the period.

(2) Revenue Days reflects a day on which the health and wellness centers are open onboard a revenue generating cruise with passengers.

(3) Average Resort Count reflects the fact that during the period destination resort health and wellness centers were in and out of service and is calculated by adding the total number of days that each destination resort health and wellness center generated revenue during the period, divided by the number of calendar days during the period.

Note Regarding Non-GAAP Financial Information

This press release includes financial measures that are not calculated in accordance with GAAP, including Adjusted net income, Adjusted net income per diluted share and Adjusted EBITDA.

We define Adjusted net income as Net income, adjusted for items, including Change in fair value of warrant liabilities; increase in Depreciation and amortization resulting from the Business Combination; Long-lived assets impairment; and Stock-based compensation. Adjusted net income per diluted share is defined as Adjusted net income divided by Diluted weighted average shares outstanding during the period, as if such shares had been outstanding during the entire three and six month periods ended June 30, 2025 and 2024.

We define Adjusted EBITDA as Net income adjusted for items, including Income tax expense; Interest expense, net; Change in fair value of warrant liabilities; Depreciation and amortization; and Stock-based compensation as set forth below.

We believe that these non-GAAP measures, when reviewed in conjunction with GAAP financial measures, and not in isolation or as substitutes for analysis of our results of operations under GAAP, are useful to investors as they are widely used measures of performance and the adjustments we make to these non-GAAP measures provide investors further insight into our profitability and additional perspectives in comparing our performance to other companies and in comparing our performance over time on a consistent basis. Adjusted net income, Adjusted net income per diluted share and Adjusted EBITDA have limitations as profitability measures in that they do not include total amounts for interest expense on our debt and provision for income taxes, and the effect of our expenditures for capital assets and certain intangible assets. In addition, all of these non-GAAP measures have limitations as profitability measures in that they do not include the effect of non-cash stock-based compensation expense and the impact of certain expenses related to items that are settled in cash. Because of these limitations, the Company relies primarily on its GAAP results.

In the future, we may incur expenses similar to those for which adjustments are made in calculating Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as a basis to infer that our future results will be unaffected by extraordinary, unusual, or nonrecurring items.

Reconciliation of GAAP to Non-GAAP Financial Information

The following table reconciles Net income to Adjusted net income for the second quarters and year-to-date periods ended June 30, 2025 and 2024 and Adjusted net income per diluted share for the second quarters and year-to-date periods ended June 30, 2025 and 2024 (amounts in thousands, except per share amounts):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Net income	$19,940	$15,759	$35,211	$36,925
Change in fair value of warrant liabilities	—	46	—	(7,677)
Depreciation and amortization (a)	3,761	3,761	7,522	7,522
Stock-based compensation	2,112	2,094	5,672	4,188
Adjusted net income	$25,813	$21,660	$48,405	$40,958
Adjusted net income per diluted share	$0.25	$0.20	$0.46	$0.39
Diluted weighted average shares outstanding	103,620	105,767	104,345	104,346

(a) Depreciation and amortization refers to addback of purchase price adjustments to tangible and intangible assets resulting from the Business Combination.

The following table reconciles Net income to Adjusted EBITDA for the second quarters and year-to-date periods ended June 30, 2025 and 2024 (amounts in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Net income	$19,940	$15,759	$35,211	$36,925
Income tax expense	792	813	1,211	1,392
Interest expense	1,395	2,221	2,542	5,176
Change in fair value of warrant liabilities	—	46	—	(7,677)
Depreciation and amortization	6,251	5,870	12,430	12,079
Stock-based compensation	2,112	2,094	5,672	4,188
Business combination costs (b)	—	293	—	293
Adjusted EBITDA	$30,490	$27,096	$57,066	$52,376

(b) Business combination costs refers to legal and advisory fees incurred by OneSpaWorld in connection with the Business Combination, including costs associated with the secondary offering and warrant conversion.

Contact:

ICR:

Investors:

Allison Malkin, 203-682-8225

allison.malkin@icrinc.com

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